EXHIBIT 99.1

Colony Bankcorp, Inc. Declares First Quarter Dividend

FITZGERALD, Ga., Feb. 14, 2017 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.025 per share payable March 31, 2017 to shareholders of record on March 1, 2017. The board factored in earnings projected for the quarter along with Colony’s capital position in setting the dividend payment.  Colony’s capital position remains strong with its total risk-based capital approximating 16.50 percent – well above the regulatory minimum requirement of 10 percent to be categorized as “well-capitalized.”  “Much progress has been made by Colony since we last paid dividends in June 2009.  While we have been focused on reducing our outstanding preferred stock the past couple of years, we are pleased to reward our shareholders with the reinstatement of cash dividends,” said Ed Loomis, President and Chief Executive Officer.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia with twenty-eight offices located in central, southern and coastal Georgia cities of Albany, Ashburn, Broxton, Centerville, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Quitman, Rochelle, Savannah, Soperton, Statesboro, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins, Georgia.  Total consolidated assets of the company approximate $1.20 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:
Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA   31750
(229) 426-6000 (ext. 6002)